EXHIBIT 10.8

[EXECUTIVE OFFICER FORM]

[DATE]

[NAME]
[ADDRESS]
[ADDRESS]

               Re:  Key Employee Retention Agreement

Dear _________:

     Congratulations on your appointment as [TITLE] of Emulex Corporation, a California corporation (the “Company”, including its affiliates), which is a wholly-owned subsidiary of Emulex Corporation, a Delaware corporation (“Emulex”). Because the Company and Emulex wish to assure themselves of both present and future continuity of management in the event of any Change in Control (as defined below), as well as objectivity of management in the event of a proposed Change in Control, you, the Company and Emulex are hereby entering into the following agreements:

1. Severance Payment and Employee Benefits. If a Change in Control (as defined below) shall occur after the date of this Agreement, and you are then still an employee of the Company, and at any time within two years after the Change in Control and prior to your Normal Retirement Date (as defined below) your employment is terminated by the Company without Cause (as defined below) or by you because of a Demotion (as defined below):

     1.1 Severance Payment.

          (a) The Company will pay to you within 15 days after the date of termination of your employment (the “Termination Date”) a lump-sum severance payment (the “Severance Payment”) equal to the present value of the sum of your Annual Base Pay (as defined below) plus your Annual Incentive Pay (as defined below); provided, however, that the Severance Payment will be reduced by the aggregate amount of severance payments received by you under any other severance policy, plan, program, or arrangement of the Company. Such present value shall be determined as if an aggregate amount equal to the sum of your Annual Base Pay plus your Annual Incentive Pay (minus, if applicable, the aggregate amount of severance payments received by you under any other severance policies, plan, program, or arrangement of the Company) would otherwise have been paid to you in 12 equal monthly installments commencing one month after the Termination Date, using a discount rate equal to the then-applicable interest rate adopted by the Pension Benefit Guaranty Corporation for purposes of benefit valuations in connection with non-multiemployer pension plan terminations assuming the immediate commencement of benefit payments, as set forth in Table II in Appendix B to Part 4044 (formerly Part 2619) of Title 29 of the Code of Federal Regulations (29 C.F.R. § 4044.75(b)), or any successor appendix, schedule, rule or regulation.

          (b) In lieu of a cash lump sum, you may, in your sole discretion, elect to receive the Severance Payment in equal annual installments over five years (or such lesser number of years as you may elect). Such installments shall be paid to you on each anniversary of the Termination Date, beginning with the first such anniversary and continuing on each such anniversary thereafter until fully paid. Such election to receive the Severance Payment in installments may be made and/or revoked by you at any time and from time to time prior to the termination of your employment by providing written notice to the Secretary of Emulex of such election. Any such election by you to receive the Severance Payment in installments that has been made and not revoked prior to your termination shall, effective on the date of such termination, be irrevocable and binding on all parties hereto.

          (c) In the event that at the time of your termination there is not in effect an election by you to receive the Severance Payment in installments, such Severance Payment shall be paid to you in a single cash lump sum as provided in Section 1.1(a) hereof. In the event that you have made an appropriate election to receive the Severance Payment in annual installments, and you become entitled to such Severance Payment as provided in this Agreement, then such Severance Payment, to the extent at any time unpaid and/or deferred, shall be deemed to bear interest at the aforementioned discount rate or, if less, the maximum rate permitted by law. Accrued interest shall be due and payable together with each annual installment of the Severance Payment.

     1.2 Employee Benefits. The Company shall provide or arrange to provide to you continuation of your Employee Benefits (as defined below) for one year following the Termination Date; provided, however, that such Employee Benefits will be reduced to the extent comparable benefits are actually received by you (i) from another employer during such one-year period (and any such benefits actually received by you shall be reported promptly by you to the Company) or (ii) under any other policy, plan, program, or arrangement of the Company.

          Any or all of such Employee Benefits may be provided to you, in the discretion of the Company, pursuant to policies or plans of the Company which exist as of the Termination Date and/or pursuant to policies, plans, or arrangements which are implemented or adopted by the Company on or after the Termination Date, including those which are implemented or adopted by the Company for your benefit only or for the benefit of you and selected other employees or former employees of the Company. The Company, in its discretion, may also fulfill its obligation to provide continuation of any or all of your Employee Benefits in accordance with the foregoing by paying to you in cash from time to time the minimum amount necessary to enable you to purchase a comparable Employee Benefit from another benefit provider; provided, however, that this cash alternative shall not be utilized by the Company if and to the extent comparable Employee Benefits are available to you under the terms of the existing policies or plans of the Company.

     1.3 Certain Payment Reductions.

          (a) For purposes of this Section 1.3, (i) a Payment shall mean any payment or distribution in the nature of compensation to or for your benefit, whether paid or payable pursuant to this Agreement or otherwise; (ii) Agreement Payment shall mean a Payment paid or payable pursuant to this Agreement (determined without regard to this Section 1.3); (iii) Net After Tax Receipt shall mean the Present Value of a Payment net of all taxes imposed on you with respect thereto under Sections 1 and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), determined by applying the highest marginal rate under Section 1 of the Code which applied to your taxable income for the immediately preceding taxable year; (iv) “Present Value” shall mean such value determined in accordance with Section 280G(d)(4) of the Code; and (v) “Reduced Amount” shall mean the smallest aggregate amount of Payments which (a) is less than the sum of all Payments (determined without regard to this Section 1.3)) and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate Payments were equal to the sum of all Payments (determined without regard to this Section 1.3) or any other amount less than the sum of all payments (determined without regard to this Section 1.3).

          (b) Anything in this Agreement to the contrary notwithstanding, in the event accountants selected by the Company (the “Accounting Firm”) shall determine that receipt of all Payments would subject you to tax under Section 4999 of the Code, it shall determine whether some amount of Payments would meet the definition of a “Reduced Amount.” If the Accounting Firm determines that there is a Reduced Amount, the aggregate Agreement Payments shall be reduced to such Reduced Amount; provided, however, that if the Reduced Amount exceeds the aggregate Agreement Payments, the aggregate Payments shall, after the reduction of all Agreement Payments, be reduced (but not below zero) in the amount of such excess.

          (c) If the Accounting Firm determines that aggregate Agreement Payments or Payments, as the case may be, should be reduced to the Reduced Amount, the Company shall promptly give you notice to that effect and a copy of the detailed calculation thereof, and you may then elect, in your sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the present value of the aggregate Payments equals the Reduced Amount), and you shall advise the Company in writing of your election within ten days of your receipt of notice. If no such election is made by you within such ten-day period, the Company may elect which of the Agreement Payments or Payments, as the case may be, shall be eliminated or reduced (as long as after such election the present value of the aggregate Agreement Payments or Payments, as the case may be, equals the Reduced Amount) and shall notify you promptly of such election. All determinations made by the Accounting Firm under this Section 1.3 shall be binding upon the Company and you and shall be made within 60 days after a termination of your employment. As promptly as practicable following such determination, the Company shall pay to or distribute for your benefit such Payments as are then due to you under this Agreement and shall promptly pay to or distribute for your benefit in the future such Payments as become due to you under this Agreement.

          (d) While it is the intention of the Company and you to reduce the amounts payable or distributable to you hereunder only if the aggregate Net After Tax Receipts to you would thereby be increased, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for your benefit pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for your benefit pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. The Company shall have no obligation to make an Overpayment to you or for your benefit. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or you which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for your benefit shall be repaid by you promptly to the Company; provided, however, that no such Overpayment shall be repaid by you to the Company if and to the extent such Overpayment and repayment would not either reduce the amount on which you are subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for your benefit together with interest at the applicable federal rate provided for under Section 7872(f)(2) of the Code.

          (e) The Company will bear the fees and expenses of the Accounting Firm in making the determinations required by this Section 1.3.

2. Accelerated Vesting of Stock Options. If a Change in Control shall occur after the date of this Agreement and you are then still an employee of the Company:

     2.1 Partial Acceleration. Upon the Change in Control, the vesting of your right to exercise each Emulex Option (as defined below) held by you as of the Change in Control based on the length of your continued employment following the grant of such Emulex Option will be accelerated by one year so that your right to exercise such Emulex Option after the Change in Control will be determined as if such Emulex Option had been granted to you one year before the actual date of grant of such Emulex Option; provided, however, that the term and expiration date of, and any other restrictions on your right to exercise, such Emulex Option shall not be affected by the Change in Control; provided further, however, that, if the stock option agreement evidencing such Emulex Option shall provide for acceleration of vesting of your right to exercise such Emulex Option upon a Change in Control which is more favorable to you than the foregoing provisions of this Section 2.1, the acceleration provisions of your stock option agreement shall apply and this Section 2.1 shall be disregarded.

     2.2 Full Acceleration. If, within two years after the Change in Control and prior to your Normal Retirement Date, your employment with the Company is terminated by the Company without Cause or by you because of a Demotion, the vesting of your right to exercise each Emulex Option held by you as of the Termination Date will be fully accelerated as of the Termination Date so that you will have the right to exercise such Emulex Option in full at any time during its remaining term.

3. No Mitigation. You shall not be obligated to seek employment or otherwise mitigate the Severance Payment to you under this Agreement, nor shall the Severance Payment be reduced by any compensation earned by you as a result of your employment by another employer after the Termination Date.

4. Employment Rights. Nothing in this Agreement, expressed or implied, shall obligate Emulex, the Company or you to continue your employment with the Company or limit the right of you or the Company to terminate your employment at any time before or after a Change in Control. Notwithstanding the foregoing, if your employment is terminated by the Company without Cause or by you because of a Demotion after commencement by Emulex or the Company of substantive discussions with any third party which result in a Change in Control in which such third party has a significant involvement within one year after commencement of such discussions and prior to your Normal Retirement Date, your right to receive payments and benefits under this Agreement will be determined as if your employment had terminated immediately following the Change in Control. Nothing in this Agreement, expressed or implied, shall obligate Emulex or the Company to make a loan to you or to arrange for the extension of credit to you.

5. Definitions. For purposes of this Agreement, the terms set forth below are defined as follows:

     5.1 “Annual Base Pay” means an amount equal to the greatest of (i) your annual fixed or base compensation as in effect immediately prior to a Change in Control, (ii) your annual fixed or base compensation as in effect immediately prior to commencement by Emulex or the Company of substantive discussions with any third party that results in a Change in Control in which such third party has a significant involvement within one year after commencement of such discussions, and (iii) your annual fixed or base compensation as in effect immediately prior to the Termination Date.

     5.2 “Annual Incentive Pay” means an amount equal to the highest annual average of the aggregate bonuses or incentive payments of cash compensation in addition to fixed or base compensation paid to you for your services in any two of the last three full fiscal years of the Company immediately preceding the fiscal year of the Company in which the Change in Control occurs (or such lesser number of full fiscal years during which you were employed by the Company if less than three) or, if higher, the highest annual average of the aggregate annual bonuses or incentive payments of cash compensation paid to you for services in any two of the last three full fiscal years of the Company immediately preceding the fiscal year of the Company in which the Termination Date occurs (or such lesser number of full fiscal years during which you were employed by the Company if less than three).

     5.3 “Cause” for termination of your employment by the Company will exist if (i) you become permanently disabled and are unable to perform your duties as an employee of the Company or (ii) you commit any of the following acts and any of such acts shall be determined by the board of directors of the Company to have been materially harmful to the Company at a meeting of the board of directors called and held for such purpose (after reasonable notice to you and an opportunity for you and your representative to make a presentation to the board of directors): an act of fraud, embezzlement or theft in connection with your duties or in the course of your employment with the Company; intentional wrongful damage to property of the Company; intentional wrongful disclosure of trade secrets or confidential information of the Company; or intentional wrongful engagement in any Competitive Activity (as defined below) while you are employed by the Company.

     5.4 “Change in Control” shall be deemed to have occurred only if (i) Emulex is merged or consolidated or reorganized into or with another corporation and less than 51% of the combined voting power of the then-outstanding securities of the surviving corporation immediately thereafter is held in the aggregate by the holders of Voting Stock (as defined below) of Emulex immediately prior to such transaction; (ii) Emulex sells or otherwise transfers all or substantially all of its assets to any other corporation if less than 51% of the combined voting power of the then-outstanding voting securities of such corporation immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer; (iii) there is consummated a transaction which results in Emulex beneficially owning, directly or indirectly, less than a majority of the outstanding shares of Voting Stock of the Company, unless common stock of the Company has been listed, approved or otherwise qualified for quotation or trading on the NASDAQ National Market System, the American Stock Exchange or the New York Stock Exchange and no person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, as defined below) other than Emulex beneficially owns (as “beneficial ownership” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act), as of consummation of such transaction, more than 33-1/3% of the Voting Stock of the Company; (iv) the Company sells or otherwise transfers all or substantially all of its assets to another corporation if less than 51% of the Voting Stock of the transferee corporation immediately after such sale or transfer is held in the aggregate by Emulex, the Company or the holders of Voting Stock of Emulex immediately prior to such sale or transfer; (v) there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule or report) promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) disclosing that any person has become the beneficial owner of securities representing 33-1/3% or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of Emulex (the “Voting Stock”); (vi) Emulex shall file a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Item 1 of Form 8-K thereunder or Item 6(e) of Schedule 14A thereunder (or any successor schedule or report) that a change in control of Emulex has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or (vii) during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of Emulex cease for any reason to constitute at least a majority thereof unless the election or the nomination for election by Emulex’s shareholders of each director of Emulex first elected during such period (y) was approved by a vote of at least a majority of the directors of Emulex then still in office who were directors of Emulex at the beginning of any such period and (z) such election or nomination was not made in connection with an actual or threatened election contest relating to the election of directors of Emulex, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act. Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of this Agreement solely because Emulex, an entity in which Emulex directly or indirectly beneficially owns more than 50% of the voting securities, or any Emulex-sponsored employee stock ownership plan or any other employee benefit plan of Emulex or any entity holding shares of Voting Stock for or pursuant to the terms of any such plan either files or becomes obligated to file a report or proxy statement under or in response to Schedule 13D, or Schedule 14D-1, Item 1 of Form 8-K or Item 6(e) of Schedule 14A (or any successor report or schedule) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock of Emulex, whether in excess of 33-1/3% or otherwise, or because Emulex reports that a change in control of Emulex has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

     5.5 “Competitive Activity” means your participation, without the consent of the board of directors of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise’s sales of any product or service competitive with any product or service of the Company amounted to 10% of such enterprise’s net sales for its most recently completed fiscal year and if the Company’s consolidated net sales of such products or services amounted to 10% of the Company’s consolidated net sales for its most recently completed fiscal year. “Competitive Activity” shall not include (i) the mere ownership of securities in any enterprise and exercise of rights appurtenant thereto or (ii) participation in management of any enterprise or business operation thereof other than in connection with competitive operation of such enterprise.

     5.6 “Demotion” will be deemed to have occurred if any of the following changes with respect to your employment with the Company shall occur during the two-year period immediately following a Change in Control and prior to your Normal Retirement Date and not be remedied within 15 days after written notice thereof from you to the Company: (i) a significant adverse change in the nature or scope of the powers, functions, titles, working environment, frequency or mode of business travel, responsibilities or duties in respect of the Company or Emulex which you had immediately prior to the Change in Control; (ii) a reduction of your annual aggregate cash compensation below the sum of your annual fixed or base compensation as in effect immediately prior to the Change in Control plus the highest annual average of the aggregate bonuses or incentive payments of cash compensation in addition to fixed or base compensation paid to you for your services in any two of the last three full fiscal years of the Company immediately preceding the fiscal year of the Company in which the Change in Control occurred (or such lesser number of full fiscal years during which you were employed by the Company if less than three); (iii) a reduction of the Employee Benefits which you were receiving immediately prior to the Change in Control below the comparable employee benefits provided by the Company to its other executive officers from time to time; or (iv) relocation of the principal executive offices of the Company to, or any requirement of you to have as your principal location of work at, any place which is more than 50 miles from the location thereof immediately prior to the Change in Control.

          The parties acknowledge that, in the event of a Change in Control, it may be mutually advantageous for you and your employer to discuss and implement changes in your employment on a trial basis even though such employment changes may constitute a “Demotion” under the terms of this Agreement. Accordingly, any change with respect to your employment to which you do not object will not constitute a Demotion; provided, however, that your acceptance on a trial basis of a change which would otherwise constitute a Demotion will not constitute a waiver of your right to object to such change subsequently and to treat such change as a Demotion if it is not remedied within 15 days after written notice to the Company of your unwillingness to continue accepting such change.

     5.7 “Employee Benefits” means benefits provided to you by the Company immediately prior to a Change in Control, or, if greater, benefits provided to you by the Company immediately prior to commencement by the Company of substantive discussions with any third party which result in a Change in Control in which such third party has a significant involvement within one year after commencement of such discussions, or, if greater, benefits provided to you by the Company immediately prior to the Termination Date, in each case under any and all medical or health, life insurance, disability income, tax assistance, or executive automobile benefit policies, plans, programs or arrangements in which you are a participant at the applicable time.

     5.8 “Emulex Option” means each option to purchase shares of stock of Emulex which is granted to you by Emulex prior to a Change in Control and each option to purchase shares of stock of Emulex’s successor (by purchase of assets, merger, consolidation, reorganization or otherwise) which is granted to you by such successor in connection with or after a Change in Control in exchange or substitution for an option granted to you by Emulex prior to the Change in Control. Emulex Option does not include any option to purchase shares of stock of QLogic Corporation that you received in connection with the spinoff of QLogic Corporation from the Company and Emulex.

     5.9 “Normal Retirement Date” means the date designated by Emulex or the Company for your normal retirement under any retirement policy or plan which is applied to the Company’s executive officers in a non-discriminatory manner or, if no such policy or plan has been established, the date when you attain age 65.

6. Withholding of Taxes. The Company or Emulex may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

7. Notice. For all purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company or Emulex (to the attention of the Secretary of the Company or Emulex) at its principal executive office and to you at your principal residence, or to such other address as either party may have furnished to the other in writing and in accordance herewith, except that any notice of change of address shall be effective only upon receipt.

8. Successors. This Agreement shall inure to the benefit of and be binding upon the Company, Emulex, their affiliates, and their successors. In the event of a Change in Control, any parent company, which directly or indirectly controls a majority of the outstanding Voting Stock of Emulex or the Company, or a successor to Emulex or the Company (by way of merger, consolidation, reorganization, sale of assets or otherwise) shall, in the case of a successor, by an agreement in form and substance reasonably satisfactory to you, expressly assume and agree to perform this Agreement and, in the case of a parent company, by an agreement in form and substance reasonably satisfactory to you, guarantee and agree to cause the performance of this Agreement, in each case, in the same manner and to the same extent as Emulex or the Company would be required to perform if no Change in Control had taken place.

9. Severability; Entire Agreement; Amendments. This Agreement sets forth the entire understanding among us as to the subject matter hereof. The terms of any prior plans, policies or agreements relating to the subject matter hereof are hereby superseded and replaced by this Agreement. There are no terms, conditions, representations, warranties or covenants other than those contained herein. No term or provision of this Agreement may be amended, waived, released, discharged or modified in any respect, except in writing, signed by the appropriate party(s). No waiver of any breach or default shall constitute a waiver of any other breach or default whether of the same or any other covenant or condition. A delay or failure to assert rights or a breach of this Agreement shall not be deemed to be a waiver of such rights either with respect to that breach or any subsequent breach. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

10. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws of such State.

11. Counterparts. This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

12. Board Approval. Each of Emulex and the Company hereby represents that the execution, delivery, and performance of this Agreement has been duly authorized by its board of directors.

13. Dispute Resolution. Except as provided herein, any controversy or claim arising out of or relating in any way to this Agreement or the breach thereof, or your employment and any statutory claims including all claims of employment discrimination shall be subject to private and confidential arbitration in the City of Costa Mesa in accordance with the laws of the State of California. You waive any right to a jury trial. This provision will not apply to disputes where injunctive relief would be appropriate or in connection with claims under the Employee Invention and Non-Disclosure Agreement.

(a) The arbitration shall be conducted in a procedurally fair manner by a mutually agreed upon arbitrator selected in accordance with the National Rules for the Resolution of Employment Disputes (“Rules”) of the American Arbitration Association or if none can be mutually agreed upon, then by one arbitrator appointed pursuant to the Rules;

(b) The arbitration shall be conducted confidentially in accordance with the Rules;

(c) The arbitration fees shall be paid by the Company;

(d) Each party shall have the right to conduct discovery including (3) three depositions, requests for production of documents and such other discovery as permitted under the Rules or ordered by the arbitrator;

(e) The arbitrator shall have the authority to award any damages authorized by law for the claims presented including punitive damages and shall have the authority to award reasonable attorneys fees to the prevailing party;

(f) The decision of the arbitrator shall be final and binding on all parties and shall be the exclusive remedy of the parties; and

(g) The award shall be in writing in accordance with the Rules, and shall be subject to judicial enforcement in accordance with California law.

14. Late Payment Interest. Any payment which is not made to you when due under this Agreement shall bear interest at the rate of 10% per annum from the due date to the payment date.

Very truly yours,

EMULEX CORPORATION, a California corporation

By:

Paul F. Folino, Chairman and CEO

EMULEX CORPORATION, a Delaware corporation

By:

Paul F. Folino, Chairman and CEO

AGREED:
[NAME]

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